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                                                                     Exhibit 5.1


                                                 January 31, 2002



The Board of Directors
Metropolitan Financial Corp.
22901 Mill Creek Blvd.
Highland Hills, Ohio 44122

         Re:      Metropolitan Financial Corp.
                  Registration Statement on Form S-2
                  File No. 333-69746

Ladies and Gentlemen:


         We have acted as counsel to Metropolitan Financial Corp., an Ohio corporation (the "Corporation"), in connection with the preparation of a Registration Statement on Form S-2 (the "Registration Statement") originally filed by the Corporation with the Securities and Exchange Commission on September 20, 2001, as amended by Amendment No. 1 to Form S-2 filed on October 25, 2001, Amendment No. 2 to Form S-2 filed on January 7, 2002, and Amendment No. 3 to Form S-2 filed on January 31, 2002 relating to:


         (i) the offering of rights (the "Rights") to purchase up to 8,000,000 shares of common stock of the Corporation (the "Common Stock") in the aggregate amount of $22,000,000 to shareholders of record on January 10, 2002 (the "Rights Offering"); and

         (ii) the concurrent offering of the Common Stock not purchased in the Rights Offering to the general public.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation"); and (iii) the Amended and Restated Code of Regulations of the Corporation (the "Code of Regulations"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed, without investigation, the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that:



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         (1) The Corporation is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

         (2) When issued, the Rights, which are the subject of the Registration Statement, will be legally issued.

         (3) When issued, the Common Stock, which is the subject of the Registration Statement, will be legally issued, fully paid, and non-assessable.

         The opinions set forth above are subject to the following qualifications and exceptions:

         The opinions are rendered only with respect to the laws of the State of Ohio and the federal law of the United States of America.

         The opinions expressed above concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change opinions expressed above after the date of this letter.

         We hereby consent to your filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" contained in the Prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.


                                                     Very truly yours,



                                                     Thompson Hine LLP